Exhibit 99-K

NEWHALL MANAGEMENT CORPORATION

Audit Committee Charter

(as amended and restated May 17, 2000)

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I.  Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the unitholders and others, the systems of internal controls which management and the Board of Directors have established, and the Company’s audit and financial reporting process.

The independent accountants’ ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the unitholders.  These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  Composition

The Audit Committee shall be comprised of three or more independent directors.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.         Meetings

The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.  Responsibilities And Duties

To fulfill its responsibilities and duties the Audit Committee shall:

1)                        Review this Charter at least annually and recommend any changes to the Board.

2)                        Review the organization’s annual financial statements and any other relevant reports or other financial information.

3)                        Review the regular internal financial reports prepared by management and internal audit.

4)                         Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants.  On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence.

5)                         Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6)                         Following completion of the annual audit, review separately with the independent accountants, the internal audit department, if any, and management any significant difficulties encountered during the course of the audit.

7)                          Perform any other activities consistent with this Charter and as the Committee or the Board deems necessary or appropriate.